                                                                   EXHIBIT 4.1

                        MEDICAL GRAPHICS CORPORATION RESTATED
                       NON-EMPLOYEE DIRECTOR COMPENSATION PLAN


SECTION 1.    PURPOSE.

    This plan shall be known as the "Medical Graphics Corporation Restated Non-Employee Director Compensation Plan" and is hereinafter referred to as the "Plan." The purpose of the Plan is to promote the interests of Medical Graphics Corporation, a Minnesota corporation (the "Company"), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company's long-term success and progress.

SECTION 2.    ADMINISTRATION.

    The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") of three or more persons appointed by the Board of Directors of the Company. Grants of restricted stock and stock options under the Plan and the amount and nature of the awards to be granted shall be described in Section 6. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan.

SECTION 3.    PARTICIPATION IN THE PLAN.

    Each director of the Company shall be eligible to participate in the Plan unless such director is an employee of the Company or any subsidiary of the Company.

SECTION 4.    STOCK SUBJECT TO THE PLAN.

    Subject to the provisions of Section 12 hereof, the stock to be subject to options and restricted stock grants under the Plan shall be authorized but unissued shares of the Company's common stock, par value $.05 per share (the "Common Stock"). Subject to adjustment as provided in Section 12 hereof, the maximum number of shares with respect to which restricted stock grants and options may be exercised under this Plan shall be 250,000 shares. If an option or restricted stock grant under the Plan expires, or for any reason is canceled or terminated, any shares, that have not been purchased upon exercise of the option prior to the expiration or termination date or in the case of restricted stock grants are canceled, shall again be available for restricted stock and options thereafter granted during the term of the Plan.

SECTION 5.    NON-QUALIFIED STOCK OPTIONS.

    All options granted under the Plan shall be non-qualified options that do not quality as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

SECTION 6.    TERMS AND CONDITIONS OF OPTIONS AND RESTRICTED STOCK GRANTS.

    Each option granted under this Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

         (a) ONE-TIME OPTION GRANT. Beginning May 23, 1997, an option to purchase 10,000 shares of Common Stock shall be granted automatically on the first business day immediately following the date an eligible director is first elected to the Board of Directors of the Company.

         (b)  ANNUAL RESTRICTED STOCK GRANTS.  Subject to the provisions of
    Section 9 hereof, 1,000 shares of restricted Common Stock shall be granted automatically to each eligible director on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Restricted Stock Grant Date") held during the term of the Plan beginning with the 1998 annual meeting of shareholders and, in addition, each Committee Chairman shall receive an additional 1,000 shares of restricted stock. Beginning on the Annual Restricted Stock Grant Date in 1998, the Chairman of the Board shall receive a 5,000 share restricted stock grant. The Restriction Period (as defined in Section 9(c)) with respect to such stock grants in this Section 6(b) shall be one year.

         (c) MEETING OPTION GRANTS. Beginning with the first Board and/or Committee meetings following the 1997 Annual Meeting of shareholders, directors shall receive an option to purchase 1,500 shares per Board meeting attended in person up to a maximum of 9,000 shares per director per year and the Chairman of the Board shall receive 3,000 per meeting attended in person up to a maximum of 18,000 shares per year. In addition, a director shall receive an option to purchase 500 shares of Common Stock for each Committee meeting attended in person up to a maximum of 1,500 shares per director per year.

         (d) DISCRETIONARY GRANTS. The Board of Directors may authorize the cancellation of previously granted options if the holder thereof consents to such cancellation and may issue additional options to purchase shares of Common Stock under this Plan in such numbers as the Board of Directors approves at a meeting or by a writing in lieu of meeting.

         (e) PERIOD OF OPTIONS. Options shall terminate upon the expiration of 10 years from the date on which they were granted.

         (f)  EXERCISE OF OPTIONS.

              (I) Subject to Section 12 hereof, options granted under the Plan shall not be exercisable for a period of one year after the date on which they were granted, but thereafter will be exercisable in full at any time or from time to time during the term of the option.

              (ii) The exercise of any option granted here under shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any federal or state securities or other laws. An optionee desiring to exercise an option may be required by the Company, as a condition of the effectiveness of any exercise of an option granted hereunder, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held for his or her own account without a view to any distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will not be transferred or disposed of except in compliance with applicable federal and state securities laws.

              (iii) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including check, bank draft, money order or by delivery of previously owned shares).

         (g) EFFECT OF DEATH. If the optionee shall die prior to the time the option is fully exercised, such option may be exercised at any time within one year after his or her death by the personal representatives or administrators of the optionee or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of death and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

SECTION 7.    OPTION EXERCISE PRICE.

    The option exercise price per share for the shares covered by each option shall be at such price established by the Board but in no event less than the greater of the "fair market value" of a share of Common Stock as of the date on which the option is granted, as determined pursuant to Section 10 hereof or $3.375 per share.

SECTION 8.    TIME FOR GRANTING OPTIONS.

    Unless the Plan shall have been discontinued as provided in Section 14 hereof, the Plan shall terminate on May 22, 2007. No option may be granted after such termination, but termination of the

Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

SECTION 9.    RESTRICTED STOCK.

    (a) ADMINISTRATION. Shares of restricted stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall designate members of the Board of Directors and consultants to the Company to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The provisions of restricted stock awards need not be the same with respect to each recipient.

    (b) AWARDS AND CERTIFICATES. The prospective recipient of an award of shares of restricted stock shall not have any rights with respect to such award, except as specified in Section 6(b) hereof, but subject to Section 11 hereof, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

         (I) Each participant shall be issued a stock certificate in respect of shares of restricted stock awarded under the Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Medical Graphics Corporation Restated Non-Employee Director Compensation Plan and Award Agreement entered into between the registered owner and the Company. Copies of such Plan and any award agreement are on file in the offices of Medical Graphics Corporation, 350 Oak Grove Parkway, St. Paul, Minnesota 55127."

         (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any restricted stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award.

    (c) RESTRICTIONS AND CONDITIONS. The shares of restricted stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

         (I) Subject to the provisions of this Plan and the award agreement, if any, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of restricted stock awarded under the Plan except as provided in Section 12 hereof, in no event shall the Restriction Period be less than one (1) year. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

         (ii) Except as provided in paragraph (c)(i) of this Section 9, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock (to the extent shares are available under Section 4). Certificates for shares of unrestricted common stock shall be delivered to the grantee promptly after, and only after, the period of forfeiture shall have expired without forfeiture in respect of such shares of Restricted Stock.

         (iii) Subject to the provisions of the award agreement, if any, and paragraph (c)(iv) of this Section 9, upon termination of the directorship for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

         (iv) In the event of special hardship circumstances of a participant whose directorship is terminated (other than for cause), including death, disability, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of restricted stock.

SECTION 10.   FAIR MARKET VALUE OF COMMON STOCK.

    For the purposes of the Plan, the fair market value of the Common Stock on a given date shall be the average of the closing bid and asking price of the Common Stock as reported on the Nasdaq National Market or Nasdaq SmallCap Market, if the Common Stock is then being quoted on the Nasdaq National Market or Nasdaq SmallCap Market. If on the date as of which the fair market value is being determined the Common Stock is not publicly traded, the Committee shall make a good faith attempt to determine such fair market value and, in connection therewith, shall take such actions and consider such factors as it deems necessary or advisable.

SECTION 11.   LIMITATION OF RIGHTS.

         (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option or restricted stock nor any other action taken pursuant to the Plan, shall constitute, or be evidence of, any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

         (b) NO SHAREHOLDER RIGHTS FOR OPTIONS. An optionee shall have no rights as a shareholder with respect to the shares covered by options and restricted stock until the date of the issuance to such optionee of a stock certificate therefor, and no adjustment will be made for cash dividends or other rights for which the record date is prior to the date such certificate is issued.

SECTION 12.   ADJUSTMENTS TO COMMON STOCK; SALE, MERGER, LIQUIDATION.

    If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares subject to outstanding options and the option exercise prices thereof in order to prevent dilution or enlargement of option rights.

    In the event of the sale by the Company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation or liquidation of the Company, the Board shall, in its sole discretion, in connection with the Board's adoption of the plan for sale, merger, exchange, consolidation or liquidation, provide for one or more of the following with respect to restricted stock awards and options that are, on such date, still subject to a restriction period: (i) the removal of the restrictions on any or all outstanding options or restricted stock awards; (ii) the complete termination of this Plan and forfeiture of outstanding options or restricted stock awards prior to a date specified by the Board; and (iii) the continuance of the Plan with respect to the restricted stock awards which were outstanding as of the date of adoption by the Board of such plan for sale, merger, exchange, consolidation or liquidation and provide to participants holding options and/or restricted stock awards the right to an equivalent number of restricted shares of stock of the corporation succeeding the Company by reason of such sale, merger, exchange, consolidation or liquidation. The grant of an option or a restricted stock award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange ro consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 13.   EFFECTIVE DATE OF THE PLAN; EFFECTIVE DATE OF THE RESTATED PLAN.

    The Restated Plan shall be effective as of May 22, 1997, the date shareholders of the Company approved an increase in the number of shares of Common Stock authorized under the Plan from 150,000 to 250,000.

SECTION 14.   AMENDMENT OF THE PLAN.

    The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the shareholders of the Company, no revision or amendment shall be made that (a) absent such shareholder approval, would cause Rule 16b-3, as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto, to become unavailable with respect to the Plan, or (b) requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. that are applicable to the Company.

The Board shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

SECTION 15.   GOVERNING LAW.

    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws or the State of Minnesota and construed accordingly.